INTER PARFUMS, INC. ANNOUNCES FIRST QUARTER SALES
AND AFFIRMS 2009 GUIDANCE

New York, New York, April 23, 2009 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the first quarter of 2009 were approximately $90.4 million, down 27% from $123.2 million in the same period in 2008.  At comparable foreign currency exchange rates, net sales for the first quarter were down 21%.  The Company plans to issue its first quarter 2009 results on May 11, 2009, after the close of the market, and conduct a conference call on the following day.

European-based operations generated sales of $82.0 million as compared to $110.6 million in the same period last year.  First quarter sales by U.S. operations declined to $8.4 million from $12.6 million.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "As we previously indicated, year-over-year first quarter sales comparisons were impacted by several factors.  The continued strength of the U.S. dollar relative to the euro, had the net effect of depressing 2009 first quarter sales by about 6% as compared to last year.  Additionally, last year's first quarter included our largest ever global launch for our largest licensed brand, Burberry The Beat for women pushing European-based sales up 46% as compared to the first quarter of 2007.  With regard to U.S. operations, the comparable quarter sales decline also factors in an exceptionally strong first quarter in 2008, with sales up 31% from the first quarter of 2007.  These factors combined with the impact of the global economic crisis on discretionary consumer spending produced the first quarter sales decline."

Affirms 2009 Guidance

Assuming the dollar remains at current levels, Inter Parfums continues to expect 2009 net sales of $390 million, with net income of approximately $21.0 million or $0.70 per diluted share.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Paul Smith, S.T. Dupont, Christian Lacroix and Quiksilver/Roxy.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com